                                                                    Exhibit 11.1
                              ALLTRISTA CORPORATION
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                    (Thousands of dollars except share data)




                                                       Three month period ended
                                                        March 30,     March 31,
                                                           1997          1996
                                                       ----------    -----------
Primary Earnings Per Share
   Income from continuing operations                    $ 1,433         $ 3,090
   Discontinued operation                                     -             267
                                                       ----------    -----------
         Net income                                     $ 1,433         $ 3,357
                                                       ==========    ===========

Weighted average number of common shares
   outstanding (000s)                                     7,471           7,868
Additional shares assuming conversion of
   stock options                                            143             173
                                                       ----------    -----------

Weighted average number of common and
  equivalent shares                                       7,614           8,041
                                                       ==========    ===========

Primary earnings per common share:
  Continuing operations                                $    .19        $    .38
  Discontinued operation                                    -               .04
                                                       ----------    -----------
         Net income                                    $    .19        $    .42
                                                       ==========    ===========


Fully Diluted Earnings Per Share
   Income from continuing operations                    $ 1,433         $ 3,090
   Discontinued operation                                     -             267
                                                       ----------    -----------
         Net income                                     $ 1,433         $ 3,357
                                                       ==========    ===========

Weighted average number of common shares
  outstanding (000s)                                      7,471           7,868
Additional shares assuming conversion of
  stock options                                             143             225
                                                       ----------    -----------

Weighted average number of common and
  equivalent shares                                       7,614           8,094
                                                       ==========    ===========

Fully diluted earnings per common share:
  Continuing operations                                $   .19        $     .38
  Discontinued operation                                    -               .03
                                                       ----------    -----------
         Net income                                    $   .19        $     .41
                                                       ==========    ===========
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